Exhibit 99.1

Contacts: Gary R. Flaharty (713) 439-8039 H. Gene Shiels (713) 439-8822	Baker Hughes Incorporated P.O. Box 4740 Houston, Texas 77210-4740
Baker Hughes Announces Organizational Changes
Houston, Texas — November 30, 2005. Baker Hughes Incorporated (BHI:NYSE and EBS) announced today that William P. “Wil” Faubel will be appointed President of Baker Atlas beginning January 1, 2006, succeeding David H. Barr who was acting as interim president of Baker Atlas since August 2005. Mr. Faubel will report directly to Mr. Barr, Group President, Drilling and Evaluation. The company also announced that Charles S. “Charlie” Wolley will be appointed President of Centrilift beginning January 1, 2006, succeeding Mr. Faubel. Mr. Wolley will report directly to Douglas J. Wall, Group President, Completions and Production.
James R. “Rod” Clark, Baker Hughes President and Chief Operating Officer, said, “I am pleased to announce the appointment of Wil Faubel as President of Baker Atlas and welcome Charlie Wolley as the new President of Centrilift. Both Wil and Charlie bring strong leadership skills and proven track records of success and promoting our Core Values to their new positions. Under Wil’s leadership Centrilift posted record financial performance levels in four of the five years of his tenure. Charlie Wolley has been instrumental in furthering the technology success of Hughes Christensen.”
Biographies
William P. “Wil” Faubel (50) is currently President of Centrilift, a position he has held since May 2001. Mr. Faubel joined Baker Hughes as a field engineer for Hughes Christensen in 1977. Since then he has held a variety of sales and management positions in both domestic and international regions, including Vice President of Marketing for Hughes Christensen. He received his Bachelor of Science Degree in Mechanical Engineering from Southern Methodist University.
Charles S. “Charlie” Wolley (51) is currently Vice President of Manufacturing and Technology at Hughes Christensen. Mr. Wolley joined Baker Hughes in 2004 after 27 years of experience with Dresser Valve and Control, Van Leeuwen Pipe and Tube Corporation, Leslie Controls, Spence Engineering, and Watts Industries where he held a variety of senior leadership positions, including Manufacturing Engineering Manager, Vice President of Manufacturing and President. He received his Bachelor of Science degree in Operational Research and an Industrial Engineering degree from Cornell University.
Forward Looking Statements
This news release (and any oral statements) may contain forward-looking statements with in the meaning of Section 27A or the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Additional information and risk factors are contained in our Form 10-K for the fiscal year ended December 31, 2004 and other filings with the SEC about the risks and uncertainties that could cause actual results to be different. The company’s SEC filings can be viewed at http://www.bakerhughes.com. The company assumes no responsibility to update any of the information referenced in this news release.
Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
****
NOT INTENDED FOR BENEFICIAL HOLDERS.